FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206847-01

Sent: Thursday, February 18, 2016 12:59 PM

Subject: NEW ISSUE CMBS: MSBAM 2016-C28 * XA * PRICING DETAILS (Publics)

NEW ISSUE CMBS: $813.496MM MORGAN STANLEY BofA MERRILL LYNCH SERIES 2016-C28

CO-LEAD MANAGERS & BOOKRUNNERS: BofA MERRILL LYNCH & MORGAN STANLEY

CO-MANAGER: CIBC & DREXEL HAMILTON

PUBLICLY OFFERED CERTIFICATES

CL	MOODY'S/FITCH/DBRS	SIZE($MM)	SPREAD	CPN	YIELD	PRICE
XA	Aaa(sf)/AAAsf/AAA(sf)	$668.954	T+325	1.298	4.9203	8.87496

Pricing Speed: 100 CPY

SETTLEMENT :	2/25/2016
B&D :	BofAML

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The issuer has filed a registration statement (including a prospectus) with the SEC registration statement file no. 333-206847 for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322. The securities may not be suitable for all investors. Merrill, Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

CIRCULAR 230 DISCLOSURE

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE

SERVICE, WE INFORM YOU THAT (A) ANY UNITED STATES FEDERAL TAX ADVICE

CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS OR ENCLOSURES) WAS NOT

INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF

AVOIDING UNITED STATES FEDERAL TAX PENALTIES, (B) ANY SUCH ADVICE WAS

WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR

MATTERS ADDRESSED HEREIN AND (C) ANY TAXPAYER TO WHOM THE TRANSACTIONS

OR MATTERS ARE BEING PROMOTED, MARKETED OR RECOMMENDED SHOULD SEEK

ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX

ADVISOR.

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